Exhibit 5

                                CAMPION MACDONALD
                            Barristers and Solicitors

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Grant Macdonald, Q.C.                                 Suite 200, Financial Plaza
Gareth C. Howells                                             204 Lambert Street
James R. Tucker                                          Whitehorse, YT  Y1A 3T2
                                                       Telephone: (867) 667-7885
                                                             Fax: (867) 667-7600
                                                     Email: ghowells@anton.yk.ca
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May 21, 2003

Vista Gold Corp.
Suite 5, 7961 Shaffer Parkway
Littleton, Colorado
80127

Dear Sirs/Mesdames:

Re: Vista Gold Corp.
    Our File: 20030259

We have acted as special Yukon counsel for Vista Gold Corp., a corporation incorporated under the laws of British Columbia and continued to the Yukon Territory (the "Company"), which we understand will file with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), a Registration Statement on Form S-8 (the "Registration Statement"), pursuant to which the Company is registering the issuance under the Securities Act of 1,000,000 common shares without par value (the "Shares") of the Company, to be offered for sale by the Company from time to time under the Vista Gold Corp. Stock Option Plan, as amended (the "Plan"). This opinion is being rendered in connection with the filing of the Registration Statement.

For the purpose of this opinion we have reviewed such corporate records of the Company and such other documents as we have deemed appropriate to give this opinion.

We have assumed the genuineness of all signatures, the legal capacity of all individuals and the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles thereof, and the completeness and accuracy of the corporate records in our possession as of the date hereof.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been allotted and duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable common shares in the capital of the Company.

The opinion expressed in this letter is subject to the following exceptions and qualifications:

(a) we do not express any opinion with respect to the laws of any jurisdiction other than the Yukon Territory and the laws of Canada specifically applicable thereto; and

(b) our opinion is based on legislation and regulations in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission thereunder.

Yours very truly,

CAMPION MACDONALD


"Gareth C. Howells"

Gareth C. Howells
GCH/mlp